Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-278400

PROSPECTUS Supplement No. 4

(to the prospectus dated February 26, 2025)

CRITICAL METALS CORP.

Primary Offering of
7,750,000 Ordinary Shares issuable upon exercise of warrants

Secondary Offering of
100,312,567 Ordinary Shares

This prospectus supplement No. 4 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated February 26, 2025 (the “Prospectus”) relating to the issuance of ordinary shares, par value $0.001 per share (“Ordinary Shares”), of Critical Metals Corp. (the “Company”) upon the exercise of the public warrants of the Company (the “Public Warrants”) and the resale from time to time of Ordinary Shares by the selling securityholders (including their donees, pledgees, transferees or other successors-in-interest) named in the Prospectus. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Amendment No. 1 to Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on March 19, 2025 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our Ordinary Shares and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “CRML” and “CRMLW,” respectively. On March 19, 2025, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $1.88 per share and $0.25 per warrant, respectively.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 25 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OURSECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 19, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

(Amendment No. 1)

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2025

Commission File Number: 001-41973

Critical Metals Corp.

(Exact name of registrant as specified in its charter)

c/o Maples Corporate Services (BVI) Limited

Kingston Chambers, PO Box 173, Road Town

Tortola, British Virgin Islands

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒         Form 40-F ☐

EXPLANATORY NOTE

This Amendment No. 1 on Form 6-K (this “Amendment”) amends the Report of Form 6-K furnished by Critical Metals Corp. (the “Company”) to the U.S. Securities and Exchange Commission on March 12, 2025 (the “Original Report”) in order to (i) replace Exhibit 23.1 to the Original Report with an updated consent of Agricola Mining Consultants Pty Ltd. and (ii) include certain information in this Amendment that is derived from the information contained in the Technical Report Summary related to the Tanbreez Rare Earth Project (the “Tanbreez Project”) filed with the Original Report.

Previously, on March 12, 2025, the Company announced that it obtained a technical report summary for its Tanbreez Project in Greenland (the “Tanbreez Technical Report Summary”) from Agricola Mining Consultants Pty Ltd. (the “Qualified Person”). The Tanbreez Technical Report Summary was filed as Exhibit 96.1 to the Original Report and is incorporated herein by reference. The consent of the Qualified Person is filed as Exhibit 23.1 to this Amendment and is incorporated herein by refence.

The Tanbreez Project is a permitted, globally significant critical minerals asset positioned to unlock a sustainable, reliable and long-term rare earth supply for North America and Europe. Once operational, Tanbreez is expected to supply rare earth elements to customers in the western hemisphere to support the production of a wide range of next-generation commercial products, as well as demand from the defense industry.

The Tanbreez Project includes two rare earth mineral sites: Tanbreez Fjord and Tanbreez Hill, hosted in a kakortokite unit estimated at 4.7 billion tonnes of inferred resources (a conceptual estimate of the mineralized unit). The initial mineral resource estimate shows the Tanbreez project containing approximately 44.87 million metric tons @ 0.38% Total Rare Earth Oxides (“TREO”), 1.39% ZrO2, 0.14% Nb2O5, comprising (i) 25.42 million metric tons @ 0.37% TREO of indicated resources and (ii) 19.45 million metric tons @ 0.39% TREO of inferred resources. For information regarding the assumptions and parameters used to estimate mineral resources on the Tanbreez Project, see Section 11 of the Tanbreez Technical Report Summary.

The information contained in this Amendment No. 1, except for Exhibit 99.1, is hereby  incorporated by reference into the Company’s registration statement on Form S-8 (File No. 333-280017) (including any prospectuses forming a part of such registration statement) and to be a part thereof from the date on which this Form 6-K is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Agricola Mining Consultants Pty Ltd.
96.1*	Technical Report Summary dated 12 March 2025, on the Tanbreez Rare Earth Project in Greenland, prepared by Agricola Mining Consultants Pty Ltd.
99.1*	Critical Metals Corp. Releases First S-K 1300 Report on the Tanbreez.

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Critical Metals Corp.

By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Chief Executive Officer and Executive Chairman

Date: March 19, 2025

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